Exhibit 10.24

development collaboration and intellectual properTy AGREEMENT

This development collaboration and intellectual properTy AGREEMENT (“Agreement”) is made as of December 18, 2012 (the “Effective Date”) by and between Aerosonic Corporation, a Delaware corporation (“Aerosonic”) and LG CNS Co., Ltd., a corporation (“LG CNS”). Aerosonic and LG CNS are collectively referred to herein as the “Parties” and each individually as a “Party.”

Background

LG CNS desires to develop an electronic flight instrumentation system (“EFIS”). Aerosonic has developed an EFIS with characteristics similar to the requirements of the proposed LG CNS system (the “LG CNS EFIS”). Subject to the conditions set forth in this Agreement, Aerosonic desires to sell to LG CNS, and LG CNS desires to purchase from Aerosonic, the EFIS Technology to assist with LG CNS’s development of the LG CNS EFIS.

As set forth in this Agreement, Aerosonic has also agreed to provide certain services to LG CNS related to the development of the LG CNS EFIS.

Agreement

The Parties agree as follows:

Development Collaboration Services.

Initial Support for the Development of LG CNS EFIS. Aerosonic will support development of the LG CNS EFIS with one (1) engineering representative of mutually agreed qualifications at LG CNS’s office located at Seoul, Korea for a twelve (12) month period, which will begin on a mutually agreed date, not before the Transfer Date (as defined below). The person assigned to this role may change over the course of the year based on mutual agreement of qualifications and project requirements or circumstances impacting the assigned individuals. This engineering representative’s compensation and expenses (to the and on the conditions determined by Aerosonic) will be the responsibility of Aerosonic. This engineering representative will work at the direction of LG CNS in support of activities relating to and appropriate to the development of the LG CNS EFIS.

Additional Support Services; Statements of Work. Aerosonic will supply such additional support as may be requested on a time and materials basis pursuant to Statements of Work entered into as set forth in this Section 1.2. No Statement of Work shall be effective unless signed by duly authorized representatives of both parties. Each Statement of Work shall contain a detailed description of the content, requirements, schedule, hours of the services to be provided and other relevant details. Unless a Statement of Work expressly states otherwise, all services shall be provided at a fixed rate per hour of $195.00 US, and all materials provided at factory cost plus 10%. Aerosonic shall invoice LG CNS for all amounts due in connection with the services in accordance with Aerosonic’s customary business practices. LG CNS shall pay all invoiced amounts within thirty (30) days after receipt of the invoice for such amounts, unless an earlier due date for such amounts is stated in the applicable Statement of Work. All amounts due for services provided under this Agreement are exclusive of taxes and LG CNS shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state, local or foreign governmental entity on any amounts payable by LG CNS under this Agreement. LG CNS shall be solely responsible for ensuring that the LG CNS EFIS and all related activities, including without limitation, the services provided to LG CNS by Aerosonic, are in compliance with all applicable laws, regulations, governmental requirements and permitting requirements.

Future Marketing Collaboration. The Parties agree to use reasonable efforts to negotiate a future Sales and Marketing Collaboration Agreement pursuant to which Aerosonic will cooperate with LG CNS on efforts to secure business opportunities, including, but not limited to, LAH / LCH and KFX programs, on the terms and conditions specified in such agreement. These opportunities will include all products offered by the parties, whether currently existing or developed in the future.

Quotation for System Integration Lab. The Parties have agreed on a quotation and plans for the development of a System Integration Lab (“SIL”) by Aerosonic for LG CNS. Any development of a SIL shall be subject to the negotiation and execution of a definitive agreement between the Parties and the costs shall be in addition to and separate from any payment due under the this Agreement.

Transfer of EFIS Technology; License Grant to Aerosonic.

Purchase and Sale of EFIS Technology. Effective as of the Transfer Date and subject to Aerosonic’s receipt of the Transfer Payment (as defined below), Aerosonic hereby sells, transfers, conveys, assigns and delivers to LG CNS, and LG CNS hereby purchases and acquires from Aerosonic the software and other technology described on Exhibit A attached to this Agreement, as well as the Intellectual Property Rights (as defined on Exhibit A) embodied therein (collectively, the “EFIS Technology”). The transfer of the EFIS Technology shall be effective on the date (the “Transfer Date”) that LG CNS pays to Aerosonic the Transfer Payment in immediately available funds. LG CNS will not acquire any right, title or interest in or to the EFIS Technology unless and until the Transfer Payment has been received by Aerosonic. Unless Aerosonic agrees in writing otherwise, the Transfer Date may not occur later than January 25, 2013.

Purchase Price. The purchase price for the EFIS Technology shall be $2,300,000 (the “Purchase Price”), which shall be payable by LG CNS to Aerosonic in accordance to the following schedule plus $200,000 for one year of Engineering services and support payable in accordance with the following schedule:

$200,000 upon execution of this Agreement (the “Engineering services and support Payment”);

$1,553,000 on or before January 25, 2013 (the “Transfer Payment”);

$500,000 on January 25, 2016 (the “First Deferred Payment”); and

$247,000 on January 25, 2017 (the “Second Deferred Payment” and together with the First Deferred Payment, the “Deferred Payments”).

The Purchase Price shall be deemed fully earned and payable to Aerosonic as of the Effective Date. All payments made by LG CNS to Aerosonic in accordance with this Section 3.2 shall be made in United States dollars in immediately available funds. Aerosonic shall be entitled to recover interest, which shall accrue at a rate of 10% per annum, on all amounts not paid when due in accordance with the above schedule. The Closing Payment is not refundable. The Transfer Payment and the Deferred Payments are not contingent on any circumstances, including diligence or performance of the Acquired Technology. On the Transfer Date, LG CNS shall cause a financial institution reasonably acceptable to Aerosonic to issue a payment (guarantee) bond of a face amount equal to the first Deferred Payment of $500,000 naming Aerosonic as beneficiary, pursuant to which Aerosonic will be permitted to draw down the amount of the Deferred Payment on the date listed above on which such Deferred Payment is due. On or before January 25, 2016 LG CNS shall cause a financial institution reasonably acceptable to Aerosonic to issue a payment guarantee bond of a face amount equal to the second Deferred Payment of $247,000 naming Aerosonic as beneficiary, pursuant to which Aerosonic will be permitted to draw down the amount of the Deferred Payment on the date listed above on which such Deferred Payment is due.

Aerosonic is responsible for paying any and all taxes levied to

Aerosonic in relation to providing the services defined in this agreement.

Aerosonic acknowledges that LG CNS will have to withhold 11% from the total amount of

(b), (c), (d) invoice related to National TAX Service for the duration of the agreement.

(Aerosonic need to submit "Application for Entitlement to Reduced Tax Rate" documents)

Grant of License. Effective upon the Transfer Date and without the requirement of further action by either of the Parties, LG CNS hereby grants to Aerosonic and Aerosonic hereby accepts the grant of a non-exclusive, worldwide, fully paid, royalty-free, perpetual, transferable and irrevocable right and license (the “Contingent License”) to use (with the right to sublicense) the EFIS Technology for future development of Stand by EFIS, including Aerosonic’s OASIS product and derivatives of the OASIS product. Any modifications to, derivative works of, or enhancements to the EFIS Technology created by or on behalf of Aerosonic pursuant to and within the scope of the Contingent License, shall be owned by Aerosonic.

Representations and Warranties.

Representations and Warranties by Aerosonic. Aerosonic represents and warrants to LG CNS as follows:

Aerosonic has the right, power and authority to enter into this Agreement and to carry out its obligations hereunder with full power and authority to conduct its business as it is being conducted, to own or use its assets.

Aerosonic is a corporation duly organized, validly existing and in good standing under the laws in the jurisdiction in which it is organized, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction that requires such qualification.

This Agreement constitutes the legal, valid and binding obligations of Aerosonic, enforceable against Aerosonic in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and by general principles of equity.

The execution, delivery and performance of this Agreement by Aerosonic has been duly authorized by all necessary corporate action and does not and will not (i) conflict with, or constitute a breach or default under, its charter documents, any material agreement, contract, commitment or instrument to which Aerosonic is a party; or (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EFIS TECHNOLOGY IS TRANSFERRED TO LG CNS BY AEROSONIC ON AN “AS IS” AND “WHERE IS” BASIS AND AEROSONIC MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE EFIS TECHNOLOGY, ANY SERVICES CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, PERFORMANCE, NON-INFRINGEMENT OR FITNESS OR USEFULNESS FOR A PARTICULAR PURPOSE.

Representations and Warranties by LG CNS. LG CNS represents and warrants to Aerosonic as follows:

LG CNS has the right, power and authority to enter into this Agreement and to carry out its obligations hereunder and to carry out its obligations hereunder with full power and authority to conduct its business as it is being conducted, to own or use its assets.

LG CNS is a corporation duly organized, validly existing and in good standing under the laws in the jurisdiction in which it is organized, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction that requires such qualification.

This Agreement constitutes the legal, valid and binding obligations of LG CNS, enforceable against LG CNS in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and by general principles of equity.

The execution, delivery and performance of this Agreement by Aerosonic has been duly authorized by all necessary corporate action and does not and will not (i) conflict with, or constitute a breach or default under, its charter documents, any material agreement, contract, commitment or instrument to which Aerosonic is a party; or (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority.

Term and Termination.

Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for four (4) years (the “Term”), unless earlier terminated upon mutual agreement of the Parties or pursuant to the terms of this Agreement.

Termination by Either Party. Either Party shall have the right to terminate this Agreement, prior to the expiration of the Term, upon the occurrence of any one or more of the following:

The breach or default by the other Party of any of the terms, obligations, covenants, representations or warranties under this Agreement, which breach or default is not cured within thirty (30) days after written notice; provided, there shall be no cure period for an incurable breach or default.

The other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the United States Bankruptcy Code or any amendment thereof.

Effect of Termination. In the event of termination or expiration of this Agreement, this Agreement shall be void and have no further force effect, except that the terms and provisions of Sections 3.3, 4.1(f) 6, 7, 8, and 10 shall survive indefinitely. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any monetary liability arising prior to the termination or expiration of this Agreement.

Confidentiality.

Acknowledgements; Confidential Information. The Parties acknowledge that, in order to successfully perform their respective duties hereunder, it is necessary for each Party (the “Disclosing Party”) to entrust the other Party (the “Receiving Party”) and its employees, officers, directors, agents approved consultants and other designated representatives (collectively, “Representatives”) with certain valuable proprietary information and knowledge of certain modes of business operation which are essential to the profitable operation of the Disclosing Party and which give the Disclosing Party a competitive advantage over other firms pursuing related business activities. “Confidential Information” shall mean any information exchanged between the Parties which is either: (a) marked confidential; (b) accompanied by correspondence indicating such information is confidential; or (c) orally disclosed and confirmed in writing as confidential within forty-five (45) days. Confidential Information shall not include (i) information that was already available to the public or became so through no fault of the receiving Party; (ii) information that is subsequently disclosed to Receiving Party by a third Party that has the right to disclose it free of any obligations of confidentiality; and (iii) information that was independently developed by the Receiving Party without reliance on the Confidential Information of the Disclosing Party. The Receiving Party and its Representatives shall be entitled to disclose Confidential Information if in the opinion of its legal counsel such disclosure is required to comply with any law, order, decree or, governmental or regulatory request, in which event the Receiving Party shall promptly notify the Disclosing Party of the disclosure requirement and, if requested, provide reasonable cooperation to the Disclosing Party in obtaining a protective order or other confidential treatment to protect the confidentiality of the information to be disclosed.

Use of Confidential Information. All Confidential Information which the Receiving Party and its Representatives may obtain from the Disclosing Party (whether or not during the period of this Agreement) shall not, without the prior written consent of the Disclosing Party, be published, disclosed or made accessible by the Receiving Party or any of its Representatives to any other person either during or after the termination of this Agreement, or used by it, him or her except in accordance with the terms of this Agreement or as expressly authorized by the Disclosing Party. The Receiving Party agrees to protect all Confidential Information of the Disclosing Party in its control or possession using methods at least as stringent as the Receiving Party uses to protect its own confidential information. Except as may be authorized in advance in writing by the Disclosing Party, the Receiving Party shall grant access to the Confidential Information only to those Representatives involved in activities relating to the purpose of this Agreement and the Receiving Party shall require such employees to execute and deliver to the Receiving Party an agreement containing confidentiality and non-disclosure obligations similar to those contained in this Agreement. Nothing contained in this Agreement or in any other agreement between the Parties or any Representative shall be deemed to weaken or waive any rights related to the protection of trade secrets or confidential information that either Party may have under common law or any applicable statutes or rules.

Return of Confidential Information. Upon expiration or termination of this Agreement, each Party will promptly return to the other Party or, with the other Party’s written consent, destroy all Confidential Information received under this Agreement, and all copies, extracts and other objects or items in which such Confidential Information may be contained or embodied, and certify in writing to the other Party that it has complied with this requirement.

Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall, directly or indirectly through another Person (other than on behalf of and for the benefit of the other Party), (a) induce or attempt to induce any employee or officer or independent contractor of the other Party to leave the employ of, or terminate its affiliation with, the other Party, or in any way interfere with the relationship between the other Party and any such Person, (b) hire or seek any business affiliation with any person who was an employee or officer or independent contractor of the other Party within one (1) year after such person ceased to be an officer or employee of the other Party, or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of the other Party to cease doing business with the other Party, reduce the business that it does with the other Party or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the other Party (including, without limitation, making any negative statements or communications concerning the other Party).

Insurance. Each Party shall maintain customary liability insurance to cover its activities, in scope and amounts which are reasonable, appropriate and customary for similar companies and activities, and shall provide evidence of such coverage upon request from the other party. Upon request from Aerosonic, LG CNS shall include Aerosonic as an additional insured party under its insurance policies.

Miscellaneous.

Time of the Essence. Time is of the essence to each provision of this Agreement and each performance required thereby.

Dispute Resolution. All disputes, controversies, claims, questions or differences arising between the Parties in relation to this Agreement, or for breach thereof, which cannot be settled amicably through mutual consultation between the Parties within sixty (60) days of initial written request by either Party, shall be finally settled by binding arbitration in Clearwater, Florida pursuant to the rules of the American Arbitration Association (“AAA”). This Agreement shall control for any conflict between this Agreement and the rules of the AAA. Judgment upon the award of the arbitrators may be entered in any court having competent jurisdiction according to Section 10.3. All costs associated with such arbitration shall be equally borne by the Parties, unless otherwise awarded at the discretion of the arbitrator. The arbitrator shall also have discretion to award the prevailing Party its reasonable attorneys’ fees and costs. Nothing in this Section 9.2 shall prohibit a Party from instituting judicial proceedings (in accordance with Section 9.3) to (a) compel arbitration or mediation in accordance with this Section 9.2, (b) obtain orders to require witnesses to obey subpoenas issued by the Arbitrator or as may otherwise be necessary to facilitate the arbitration proceedings or (c) seek injunctive relief, specific performance or other equitable relief.

Governing Law; Jurisdiction and Venue. This Agreement shall be construed under and interpreted under the Laws of the State of New York, USA, except that questions affecting the construction and effect of any patent shall be determined by the national law of the country in which the patent has been granted. All disputes not settled under Section 9.3 and arising out of or related to this Agreement will be subject to the exclusive jurisdiction of the New York State Courts (or, if there is federal jurisdiction, the appropriate United States District Court for the New York, NY geographic area) and the Parties consent to the personal and exclusive jurisdiction of these courts. Process in any such action or proceeding may be served on any Party anywhere in the world, including by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.5. Nothing in this Section 9.3 will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

Administration. Each Party will designate one or more individuals to manage this Agreement and ensure compliance with this Agreement. Each Party shall provide notice to the other Party informing the other Party of the designated individuals. Each Party may change such designated individuals upon notice to the other Party.

Notices. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, or delivery by a professional courier service, or the time when sent by certified or registered mail addressed to the Party for whom intended at the address below. Either Party may change the address(es) given below or elsewhere in this Agreement at any time by providing the other Party with written notice in accordance with this Section 9.5 at the address for the other Party specified below, or as subsequently modified.

If to AEROSONIC:

Aerosonic Corporation

1212   Hercules Ave.

Clearwater, FL 33765

Attention: Mark Perkins

With a copy (which shall not constitute notice) to:

Hill, Ward & Henderson, P.A.

101 East Kennedy Boulevard, Suite 3700

Tampa, Florida 33602
Attention: David S. Felman
E-mail: dfelman@hwhlaw.com

If to LG CNS:

LG CNS Co., Ltd.

20F, Prime Tower #10-1

Hoehyeon-dong,2-ga

Jung-gu, Seoul, 100-725, Korea

Attention: Chong Jae Park

Integration. This Agreement (and any subsequent Statements of Work) constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, made prior to or at the signing hereof (including without limitation the Memorandum of Understanding dated as of October 12, 2012, between the Parties), shall vary or modify the written terms of this Agreement.

Amendments. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party by an authorized representative.

Assignment. Neither Party shall assign nor otherwise transfer, whether directly or indirectly, in whole or in part this Agreement, voluntarily, involuntarily or by any other means (except by operation of law including any merger or consolidation, substantial change in ownership or control of business wherein such assignment or transfer may be freely made), without the prior written consent of the other Party. This Agreement shall bind the Parties, their successors and their permitted assigns.

Advice of Counsel. Aerosonic and LG CNS have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another, and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications or exhibits to this Agreement. Without limiting the foregoing, the provisions herein regarding limitation of liability, damages and warranties allocate the risks of this Agreement between the parties. This allocation is reflected in the economic terms of this Agreement and is an essential element of the basis of the bargain between the parties.

Severability. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Aerosonic and LG CNS. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Parties.

Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

Waiver. No failure or delay by a Party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof of any other right or remedy. The rights and remedies of the Parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

Counterparts and Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures transmitted by facsimile, PDF or other electronic means by authorized agents of either Party of this Agreement shall be considered as having the same effect as original signatures.

Public Announcements. Neither Party shall make any public announcement of, or otherwise disclose to a third party, the existence of this Agreement, the terms and conditions set forth in this Agreement or any matters relating to this Agreement, except as mutually agreed in writing or as required by disclosure obligations arising under law.

Currency. All payments required under this Agreement or any Statement of Work must be made in United States Dollars.

No Third Party Beneficiaries. The terms of this Agreement are intended solely for the benefit of each of the Parties, and their successors and permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

[The remainder of the page is intentionally blank; Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date written above.

AEROSONIC CORPORATION

By:
Name: Mark Perkins
Title: Executive Vice President

LG CNS CO., LTD.

By:
Name: Chong Jae Park
Title: Derector, Defense Business

Exhibit A
EFIS Technology

EFIS Technology:

Software:  Aerosonic will provide source code for the v:T4.3.05 version of “Experimental” code including all relevant drivers and graphics libraries.

Mechanical: Aerosonic will provide Solidworks 3D models and Bills of Material  of the Gen 2 hardware configuration for the 9.4 Landscape display configuration that exist at the time of the transfer.

Hardware: Aerosonic will deliver Gen1 hardware and Gen2 hardware prototypes as the exist today.

Electrical: Aerosonic will provide schematics, layout drawings, Gerber files and parts lists for the Gen 2, 9.4 Landscape configuration that exists at the time of the transfer.

Documents: Aerosonic will deliver the following Software Life Cycle (SLC) Documents defined for the Gen 2 hardware and “Certified” (version T4.3.05 with reduced functionality) of the software at the level of revision that exists at the time of the transfer:

Plan for Software Aspects of Certification*

Software Development Plan*

Software Verification Plan*

Software Configuration Management Plan*

Software Quality Assurance Plan*

Software Requirements Standard

Software Coding Standards

Software Requirements Document

Software Design Document – Core Library

Hardware Requirements Document (Preliminary)

Interface Control Document ~~(Visio Only)*~~

Traceability Matrix (Draft Only)

Software Build Procedure

Gen 1 Acceptance Test Procedure

Marketing Requirements Document

System Requirements Document*

Software design Description

* Will be provided at the time of contract signing and payment as described in Section 3.2 a.

The balance of documents will not be delivered until formal IP Transfer and receipt of payment as described in Section 3.2 b.

“Intellectual Property Rights” means (a) patents, patent disclosures and inventions (whether patentable or not); (b) copyrights and copyrightable works (including computer programs), mask works and rights in data and databases; (c) trade secrets, know-how and other confidential information; and (d) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law in any jurisdiction throughout the world; provided that, Intellectual Property Rights shall not include trademarks, service marks, trade dress, logos, trade names, corporate names or other similar indicia of origin.